                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12


                            MICRO THERAPEUTICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            MICRO THERAPEUTICS, INC.
                                   2 GOODYEAR
                            IRVINE, CALIFORNIA 92618

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2001

TO THE STOCKHOLDERS OF MICRO THERAPEUTICS, INC.,

         The 2001 Annual Meeting of Stockholders of Micro Therapeutics, Inc. (the "Company"), will be held at 2 Goodyear, Irvine, California 92618 on May 31, 2001, at 10:00 a.m., for the following purposes as more fully described in the accompanying Proxy Statement:

         (1) To elect the following six nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

                    George Wallace               John Rush
                    Dick Allen                   Kim Blickenstaff
                    W. James Fitzsimmons         Samuel Navarro

         (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock thereunder from 20,000,000 to 35,000,000;

         (3) To consider and vote upon a proposal to amend the Company's 1996 Stock Incentive Plan to increase the number of shares of common stock issuable thereunder by 750,000 shares, bringing the total number of shares issuable thereunder to 3,250,000;

         (4) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

         (5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on April 13, 2001 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                              By Order of the Board of Directors

                                              /s/ JOHN RUSH
                                              John Rush
                                              Chief Executive Officer, President
                                              and Director


Irvine, California

May 8, 2001


YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                            MICRO THERAPEUTICS, INC.
                                   2 GOODYEAR
                            IRVINE, CALIFORNIA 92618

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                  INTRODUCTION


         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Micro Therapeutics, Inc., a Delaware corporation (the "Company"), for use at its 2001 Annual Meeting of Stockholders to be held on May 31, 2001, at 10:00 a.m., at 2 Goodyear, Irvine, California 92618. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about May 8, 2001. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

         Holders of shares of common stock of the Company, or stockholders, who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Micro Therapeutics, Inc., 2 Goodyear, Irvine, California 92618, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the amendment to the Company's Certificate of Incorporation, "FOR" the amendment of the 1996 Stock Incentive Plan and "FOR" the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors.


                                VOTING SECURITIES

         The shares of common stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on April 13, 2001, the record date, will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the record date, there were 9,981,689 shares of common stock outstanding and entitled to vote. No shares of the Company's preferred stock, $.001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date. In proposal 1, the election of directors, the six candidates receiving the highest number of affirmative votes will be elected as directors. Proposal 2 requires for approval the affirmative vote of a majority of the shares of common stock of the Company outstanding as of the record date. Proposals 3 and 4 each require for approval the affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote thereat. The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date. Shares that are voted "For," "Against" or "Abstain" in a matter, and broker non-votes, are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted "For," "Against" or "Abstain" are treated as shares "present and entitled to vote" at the annual meeting with respect to such matter. Accordingly, broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number "present and entitled to vote" with respect to a proposal, except for a proposal which requires the affirmative vote of a majority of the shares of common stock of the Company outstanding as of the record date, in which case a broker non-vote will have the effect of a vote against such proposal. Abstentions will be counted as votes against a proposal. Neither abstentions nor broker non-votes will have any effect on the election of directors, who will be elected by a plurality of the affirmative votes cast.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Company's Bylaws, as amended, authorize a total of six directors. Currently, there are six members of the Board of Directors. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the six nominees named below. All of the nominees are presently directors of the Company. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

         The names and certain information concerning the six nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS

         All members of the Company's Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and have qualified. Officers serve at the discretion of the Board of Directors.

         The director nominees of the Company are as follows:

               NAME                AGE                     POSITION
               ----                ---                     --------
         George Wallace             42        Chairman of the Board of Directors
         John Rush                  42        Chief Executive Officer, President
                                                and Director
         Dick Allen                 57        Director
         Kim Blickenstaff           48        Director
         W. James Fitzsimmons       44        Director
         Samuel Navarro             45        Director

         Mr. Wallace is a founder of the Company and served as Chief Executive Officer and President from the Company's formation in June 1993, until December 2000, when he became the Chairman of the Board of Directors. From 1989 to 1993, Mr. Wallace was with Applied Medical Resources, holding a number of positions, the last of which was the General Manager of its Applied Vascular and Applied Urology Divisions. Applied Medical Resources is a manufacturer of specialty surgical products used in general, vascular and urologic surgery. From 1986 to 1989, Mr. Wallace was Vice President of Marketing and Sales for Vaser, Inc., a laser angioplasty company with peripheral and coronary laser angioplasty systems. From 1980 to 1986, Mr. Wallace held various positions in sales, sales management, marketing and marketing management at Edwards Laboratories, a division of American Hospital Supply and later Baxter International. Mr. Wallace holds a B.S. in Marketing from Arizona State University.

         Mr. Rush has been a director of the Company and the Company's Chief Executive Officer and President since December 2000. He joined the Company in May 2000, initially as Executive Vice President of Marketing and Sales prior to being promoted to Chief Operating Officer in November 2000. Before he joined the Company, from 1998 to May 2000, he served as Vice President, Sales and Marketing, and General Manager at Boston Scientific Asia Pacific PTE LTD. From 1995 to 1998, Mr. Rush served as the director of sales of the Scimed Life Systems division of Boston Scientific Corporation, where he had previously served as a regional sales manager from 1990 to 1995. From 1986 to 1990, he served as a regional sales manager for Coopervision-Cilco (now Alcon Surgical). Mr. Rush holds a B.S. in Pharmacy from the Philadelphia College of Pharmacy and Science.

         Mr. Allen has been a director of the Company since June 1994. He is the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field. He was a founder of Caremark, Inc., a home infusion therapy company (later acquired by Baxter International) and served as a Vice President from its inception in 1979 until 1986. From 1968 to 1978, Mr. Allen held various management positions with Baxter International. Mr. Allen also served as a Lecturer in Management at the Stanford University Graduate School of Business from 1989 to 1992. He was a founder and director of Pyxis Corporation (later acquired by Cardinal Health Inc.) and is a member of the boards of several private companies. He is currently the Chairman of the Board of Hoag Memorial Hospital Presbyterian. Mr. Allen holds a B.S. from Yale University and an M.B.A. from Stanford University Graduate School of Business.


         Mr. Blickenstaff has been a director of the Company since July 1997. Mr. Blickenstaff is President, Chief Executive Officer, director and co-founder of Biosite Diagnostics, Inc., a leading point-of care diagnostics company. Prior to forming Biosite Diagnostics, Inc. in 1988, Mr. Blickenstaff held various positions over a five year period with Hybritech, Inc. and was responsible for developing business plans and financing strategies which resulted in raising $70 million to fund Hybritech's development of cancer diagnostic and therapeutic products. Prior to joining Hybritech, Mr. Blickenstaff held various management positions with The Christiana Companies Inc., National Health Laboratories, and Baxter Travenol Laboratories. Mr. Blickenstaff received his M.B.A. from the Graduate School of Business at Loyola University in Chicago.


         Mr. Fitzsimmons has been a director of the Company since February 2000. Mr. Fitzsimmons is the founder of Scout Medical Technologies, LLC, a medical device incubation firm, and has been the managing director since September 2000. He is also the co-founder, interim Chief Executive Officer and director of Cardiac Dimensions, Inc., a privately held medical device company developing novel technology to treat congestive heart failure. From 1997 to 1999, Mr. Fitzsimmons was the Senior Vice President and General Manager of the Cardiac and Vascular Surgery Group of Guidant Corporation. From 1991 to 1997, Mr. Fitzsimmons was the President and Chief Executive Officer of Endovascular Technologies, Inc., which develops minimally invasive therapeutic devices and was acquired by Guidant Corporation in 1997. Mr. Fitzsimmons currently sits on the board of directors of Vnus Medical Technologies, Inc., which develops therapeutic devices to treat Venus disease, and Broncus, Inc. which is developing therapeutic medical devices to treat pulmonary disease. Mr. Fitzsimmons holds an M.B.A. from Seattle University and a B.S. in Biology from Seattle University.

         Mr. Navarro has been a director of the Company since September 2000. Since 1998, Mr. Navarro has been the Global Head of Health Care Corporate Finance at ING Barings LLC, an international corporate investment bank. Mr. Navarro joined ING Barings in 1993 and has served as Associate Director of Americas Equity Research and Global Head of Medical Technology Equity Research until 1998. Before joining ING Barings in 1993, Mr. Navarro was managing director of equity research, following the medical technology sector, for the Union Bank of Switzerland (UBS). He is a member of Cornell University's Biomedical Engineering Board of Advisors and serves on the board of directors of PhotoMedex, Inc. Mr. Navarro holds an M.B.A. from the Wharton School of the University of Pennsylvania, an M.S. in engineering from Stanford University and a B.S. in engineering from the University of Texas.

BOARD MEETINGS AND ATTENDANCE

         The Board of Directors of the Company held five (5) meetings during the fiscal year ended December 31, 2000. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee and a Compensation Committee.

         AUDIT COMMITTEE. The Audit Committee is comprised of three (3) directors selected by the Board of Directors of the Company. The current members of the Audit Committee are Dick Allen, W. James Fitzsimmons and Samuel Navarro. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the Company's independent auditors. The Audit Committee held one meeting during the fiscal year ended December 31, 2000.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. Each of the Audit Committee members satisfies the definition of independent director under the applicable rules of The Nasdaq National Market. The Board of Directors adopted a written charter for the Audit Committee on April 25, 2000. The Company operates with a January 1 to December 31 fiscal year.

         The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed such statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent auditors during the 2000 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees, as amended).

         The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, and be filed with the Securities and Exchange Commission.

         This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Submitted by:

Audit Committee

         Dick Allen, Chairperson
         W. James Fitzsimmons
         Samuel Navarro

         COMPENSATION COMMITTEE. The Compensation Committee is comprised of two
(2) directors selected by the Board of Directors of the Company. The current members of the Compensation Committee are Kim Blickenstaff and W. James Fitzsimmons. The functions of the Compensation Committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation Committee held eight (8) meetings during the fiscal year ended December 31, 2000.

         The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

OTHER EXECUTIVE OFFICERS

         The other current executive officers of the Company are as follows:

         Mr. Harold Hurwitz, 49, joined the Company in December 1997 as Chief Financial Officer. From May 1997 until joining the Company, Mr. Hurwitz was Chief Financial Officer of Opal Concepts, Inc., a privately held company in the haircare industry. From February 1997 through April 1997, Mr. Hurwitz was a partner with Scott, Bankhead & Co., a certified public accounting firm. From September 1974 to October 1996, Mr. Hurwitz was an employee and partner with Coopers & Lybrand L.L.P., a certified public accounting firm. Mr. Hurwitz holds a B.A. in Economics from the University of California, Los Angeles.

         Mr. William McLain, 51, joined the Company in September 1996 as Vice President Operations. From January 1990 until joining the Company, Mr. McLain held several positions at Applied Medical Resources, including Vice President of Operations from January 1994 until January 1995, Director of Materials and Planning, Director of Product Development for Laparoscopy and Director of Process Development from January 1990 until January 1994. From 1976 to 1990, Mr. McLain held various engineering and management positions with C.R Bard, American Hospital Supply, and Allergan, Inc. Mr. McLain holds an M.B.A. from Pepperdine University and a B.S. in Physics from the University of Colorado.

         Mr. Earl Slee, 41, joined the Company in April 1998 as Vice President Research and Development. From August 1995 until 1998, Mr. Slee was Vice-President Research and Development with Aequitron Medical, Inc., a manufacturer of portable respiratory care devices. From June 1992 until August 1995, Mr. Slee was Director of Engineering with Instromedix, a manufacturer of portable EKG monitors. From 1978 to 1992, Mr. Slee held various engineering and management positions with Pfizer, Welch Allyn and Hughes Aircraft Co. Mr. Slee holds an M.B.A. from the Tuck School of Business, Dartmouth College, an M.S.E.E. from San Diego State University, and a B.A. in Physics from the University of California, San Diego.

         Mr. Kevin Daly, 44, joined the Company in April 1999 as Vice President, Regulatory Affairs and Quality Assurance. From April 1998 to April 1999, Mr. Daly was the Director, Regulatory and Clinical Affairs of Medtronic Interventional Vascular, a manufacturer of angioplasty catheters, implants and related devices. From 1996 to 1998, Mr. Daly was the Director, Regulatory Affairs/ Compliance Standards of InterVentional Technologies, Inc., a manufacturer of cardiovascular devices. From December 1995 to June 1996, he worked as a Regulatory Affairs Consultant. From 1994 through 1995, Mr. Daly was the Vice President of AccuLase, Inc., a medical device manufacturer. Mr. Daly holds a B.S. in Biology from Fairleigh Dickinson University.

         Mr. Brett Wall, 36, joined the Company in September 2000 as the Senior Director of Marketing. From September 1999 to September 2000, Mr. Wall was the Director of Marketing, Cardiovascular, for Boston Scientific Singapore, a multinational manufacturer of medical devices, and as Group Marketing Manager, Cardiology, from March 1997 to September 1999. He was Boston Scientific's Marketing Manager, Japan, from September 1995 to March 1997. Mr. Wall served C.R. Bard, Inc., a developer, manufacturer and supplier of medical products and services, as International Market Manager from May 1994 to September 1995, as Area Market Manager from October 1992 to May 1994, and held various management positions at C.R. Bard from 1991 to 1992. Mr. Wall holds a B.S. in Comprehensive Business Administration, with an emphasis in Marketing, from the University of Nebraska at Kearney.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth compensation earned during the three fiscal years ended December 31, 1998, 1999 and 2000 by the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus during 2000 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                                                            AWARDS
                                                                                         ------------
                                                        ANNUAL COMPENSATION               SECURITIES
                                                ----------------------------------        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR        SALARY($)     BONUS($)        OPTIONS(#)       COMP.(1)
---------------------------                     ----        ---------     --------       ------------     ---------
John Rush (2)                                   2000         118,100       68,900          300,000            --
   Chief Executive Officer and President,       1999              --           --               --            --
                                                1998              --           --               --            --

George Wallace (3)                              2000         234,100      107,543(4)       110,000            --
   Chief Executive Officer and President        1999         211,000       40,000           18,813            --
   Chairman of the Board of Directors           1998         196,200           --           30,000            --

Harold Hurwitz                                  2000         162,100       28,000           40,000            --
   Chief Financial Officer                      1999         145,800       20,000           13,125            --
                                                1998         135,000           --           15,000            --

William McLain                                  2000         153,500       25,000           40,000            --
   Vice President - Operations                  1999         139,150       22,000           13,125            --
                                                1998         125,125           --           15,000            --

Earl Slee (5)                                   2000         167,601       27,000           42,000            --
   Vice President - Research and                1999         151,525        8,000               --            --
   Development                                  1998         176,533(6)        --               --            --

Kevin Daly (7)                                  2000         153,950       24,000           48,000            --
   Vice President - Regulatory Affairs          1999         107,154       15,000           73,125            --
   and Quality Assurance                        1998              --           --               --            --

---------------
(1) Does not reflect certain personal benefits, which in the aggregate are less than 10% of each Named Executive Officer's salary and bonus.

(2) Mr. Rush was hired on May 10, 2000, was promoted to Chief Operating Officer on November 6, 2000, and became Chief Executive Officer on December 13, 2000.

(3) Mr. Wallace served as Chief Executive Officer of the Company from June 1993 until December 13, 2000, when he became Chairman of the Board of the Company and resigned as Chief Executive Officer.


(4) Used to offset payment due to the Company pursuant to a promissory note issued to the Company by Mr. Wallace (see Certain Relationships and Related Transactions).


(5) Mr. Slee was hired on April 6, 1998.

(6) Includes $69,430 in additional compensation as reimbursement for relocation expenses.

(7) Mr. Daly was hired on March 29, 1999.

OPTION MATTERS

         Option Grants. The following table sets forth certain information concerning grants of options to each of the Company's Named Executive Officers during the fiscal year ended December 31, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                               (INDIVIDUAL GRANTS)

                         NUMBER OF         % OF TOTAL
                        SECURITIES           OPTIONS
                        UNDERLYING          GRANTED TO        EXERCISE
                         OPTIONS           EMPLOYEES IN         PRICE        EXPIRATION
     NAME               GRANTED(#)        FISCAL YEAR(1)      ($/SHARE)         DATE
     ----               ----------        --------------      ---------      ----------
George Wallace            10,000              0.92%            $9.9688         1/18/10
                         100,000              9.15%            $5.1875         6/20/10

John Rush                180,000             16.47%            $5.1875         6/20/10
                          20,000              1.83%            $6.5000         11/6/10
                         100,000              9.15%            $4.8750        12/11/10

Harold Hurwitz            10,000              0.92%            $9.9688         1/18/10
                          30,000              2.75%            $5.1875         6/20/10

William McLain            10,000              0.92%            $9.9688         1/18/10
                          30,000              2.75%            $5.1875         6/20/10

Kevin Daly                18,000              1.65%            $9.9688         1/18/10
                          30,000              2.75%            $5.1875         6/20/10

Earl Slee                 12,000              1.10%            $9.9688         1/18/10
                          30,000              2.75%            $5.1875         6/20/10

-------------
(1) Options to purchase an aggregate of 1,092,651 shares of common stock were granted to employees, including the Named Executive Officers during the fiscal year ended December 31, 2000.

         Aggregate Option Exercises in Last Fiscal Year. The following table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of the Company's common stock ($4.6875 per share).

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                            NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                            AT FISCAL YEAR END(#)             AT FISCAL YEAR END($)
                       -------------------------------    ---------------------------
    NAME               EXERCISABLE       UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
    ----               -----------       -------------    -----------   -------------
George Wallace           51,555             117,178           --             --
John Rush                   417             299,583           --             --
Harold Hurwitz           67,315              50,810           --             --
William McLain           43,864              44,336           --             --
Kevin Daly               44,875              76,250           --             --
Earl Slee                75,285              64,840           --             --

EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company is not a party to any written employment or severance agreements with its executive officers.

DIRECTORS' FEES

         Prior to July 2000, the Company's directors were not paid cash compensation for their services on the Company's Board of Directors. However, as of July 2000, all non-employee directors have been compensated in the amount of $2,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. Additionally, all directors will continue to be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended. At the discretion of the Board of Directors, each non-employee director will be granted options under the Company's 1996 Stock Incentive Plan. Currently, each non-employee director shall receive an initial grant of 16,000 shares, vesting 25% immediately and the remaining 75% over the following three years, plus an annual grant of 4,000 shares upon each reelection, vesting 25% immediately and the remaining 75% over the following three years. In fiscal year 2000, Mr. Fitzsimmons was granted options to purchase 8,000 shares upon his election to the Board of Directors in February 2000, and Mr. Navarro was granted options to purchase 16,000 shares upon his election to the Board of Directors in September 2000. Mr. Allen, Mr. Blickenstaff and Mr. Fitzsimmons were each granted options to purchase 2,000 shares in May 2000 and 2,000 shares pursuant to their reelection to the Board of Directors in September 2000. Ms. Wende Hutton was granted options to purchase 2,000 shares pursuant to her reelection to the Board of Directors in May 2000. Ms. Hutton resigned from the Board of Directors on September 6, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission and The Nasdaq Stock Market. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon its review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding ten percent or more of the Company's common stock were made with respect to the Company's fiscal year ended December 31, 2000, except that John Rush, a director and chief executive officer of the Company, missed timely filing a Form 3 upon first becoming subject to the filing requirements under Section 16(a).

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Set forth below is certain information as of April 13, 2001 regarding the beneficial ownership of the Company's common stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                               AMOUNT AND NATURE
                                                 OF BENEFICIAL        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)(2)      OWNERSHIP(3)        OF CLASS
-------------------------------------------    -----------------     --------


Abbott Laboratories                              1,212,628            12.15%
  100 Abbott Park Road
  Abbott Park, Illinois  60064-6400

Guidant Corporation (4)                            535,442             5.11%
  111 Monument Circle, 29th Floor
  Indianapolis, Indiana  46204

Pequot Capital Management, Inc. (5)              1,324,400            13.27%
  500 Nyala Farm Road
  Westport, Connecticut  06880

George Wallace (6)                                 388,298             3.87%

John Rush (7)                                       17,738                *

Dick Allen (8)                                      71,930                *

Kim Blickenstaff (9)                                13,000                *

W. James Fitzsimmons (10)                            4,875                *

Samuel Navarro (11)                                  8,000                *

Harold Hurwitz (12)                                 79,934                *

William McLain (13)                                 90,796                *

Earl Slee (14)                                      89,818                *

Kevin Daly (15)                                     63,429                *

All executive officers and                         827,818             7.98%
  directors as a group (10 persons) (16)

-----------
  *  Less than 1%

 (1) Unless otherwise indicated, the business address of each stockholder is c/o Micro Therapeutics, Inc., 2 Goodyear, Irvine, California 92618.



 (2) As of May 7, 2001, based upon representations received from the parties hereinafter described, none of Mayfield VII or Mayfield Associates Fund II, held any shares of common stock of the Company. However, as of the record date of April 13, 2001, based upon information set forth in a Schedule 13G/A, filed with the Securities and Exchange Commission on February 14, 2001, (i) 940,354 shares of common stock of the Company were owned by Mayfield VII, of which Mayfield Management VII is the sole General Partner and (ii) 40,754 shares of common stock of the Company were owned by Mayfield Associates Fund II. The Company has no knowledge regarding whether Mayfield VII or Mayfield Associates Fund II transferred any voting rights associated with these shares as of the record date, with respect to the annual meeting. Mayfield VII, Mayfield VII Management Partners, Mayfield Associates Fund II, Yogen K. Dalal, F. Gibson Myers, Jr., Kevin A. Fong, William D. Unger, Wendell G. Van Auken, Michael J. Levinthal and A. Grant Heidrich, III, are General Partners of Mayfield VII Management Partners and are General Partners of Mayfield Associates Fund II and are each located at 2800 Sand Hill Road, Suite 250, Menlo Park, California 94025. Such individuals described above may have been deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII and Mayfield Associates Fund II but have disclaimed such beneficial ownership.

 (3) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of April 13, 2001 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


 (4) Based on information set forth in a Schedule 13G, filed with the Securities and Exchange Commission on June 9, 1998. Includes 487,805 shares which may be acquired pursuant to conversion of the Convertible Subordinated Note Agreement, dated November 17, 1997, by and between the Company and Guidant Corporation.

 (5) Based on information set forth in a Schedule 13G/A, filed with the Securities and Exchange Commission on February 14, 2001. Includes 800,000 shares of common stock owned by Pequot Private Equity Fund II LP, of which Pequot Capital Management, Inc. is the beneficial owner.

 (6) Includes 65,645 shares subject to options exercisable within 60 days of April 13, 2001. Also includes 12,000 shares held by Mr. Wallace as custodian for his three daughters who were given shares pursuant to the Uniform Gift to Minors Act, and 7,000 shares held in trust for Mr. Wallace's mother. Mr. Wallace disclaims beneficial ownership of the shares held in trust for his mother.

 (7) Includes of 15,417 shares subject to options exercisable within 60 days of April 13, 2001.

 (8) Includes 13,000 shares subject to options exercisable within 60 days of April 13, 2001. Also includes 7,800 shares owned by the Allen Investment Partnership, of which Mr. Allen is the managing partner; 37,130 shares owned by DIMA Ventures, Incorporated; 1,000 shares owned by the Brett Richard Allen Trust. Mr. Allen disclaims beneficial ownership of the shares owned by the Allen Investment Partnership, except to the extent of his pecuniary interest therein and disclaims beneficial ownership of the 1,000 shares held in the trust named above.

 (9) Consists of 13,000 shares subject to options exercisable within 60 days of April 13, 2001.

(10) Consists of 4,875 shares subject to options exercisable within 60 days of April 13, 2001.

(11) Includes 4,000 shares subject to options exercisable within 60 days of April 13, 2001.

(12) Includes 77,727 shares subject to options exercisable within 60 days of April 13, 2001.

(13) Includes 50,222 shares subject to options exercisable within 60 days of April 13, 2001.

(14) Includes 88,408 shares subject to options exercisable within 60 days of April 13, 2001.

(15) Includes 56,125 shares subject to options exercisable within 60 days of April 13, 2001 and 240 shares held in a 401(k) retirement account in the name of Mr. Daly's wife. Mr. Daly disclaims beneficial ownership of the shares held by his wife.

(16) Includes directors' and executive officers' shares, including shares subject to options exercisable within 60 days of April 13, 2001.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In August 1998, the Company entered into a ten-year distribution agreement with Abbott Laboratories which provides Abbott with exclusive rights to distribute the Company's peripheral blood clot therapy products in the U.S. and Canada.

         Concurrent with the execution of the distribution agreement with Abbott in August 1998, the Company and Abbott entered into convertible subordinated note, credit and security agreements, under which Abbott provided the Company with (a) $5 million, in exchange for a five-year subordinated note, convertible at Abbott's option into shares of the Company's common stock at a conversion rate of $13.00 per share, and (b) a $5 million credit facility, available for one year from the date of the agreement and repayable five years from the date of the agreement, with amounts borrowed under the facility convertible over the five-year life of the underlying note at the Company's option, subject to certain restrictions, into shares of the Company's common stock at a conversion rate of $15.00 per share. In October 1998, the Company elected to borrow the entire $5 million under this facility, the proceeds of which were received in November 1998. Both notes had a stated interest rate of 5% per annum. For financial statement reporting purposes, this rate was adjusted to reflect an imputed market rate of interest as of the date of each of the notes.

         In April 1999, Abbott and the Company agreed to a modification, and, in May 1999, the parties consummated such modification, of the agreements described above. Under the terms of the modification, Abbott converted $4 million face value of the notes into shares of the Company's common stock at a conversion rate equal to 125% of the average closing price of such stock for the five days ended April 30, 1999 (amounting to a conversion rate of $8.65 per share), and converted the remaining $6 million face value of such notes into shares of the Company's common stock at a rate of $12 per share.

         Concurrently in April 1999, Abbott and the Company entered into an agreement that provided the Company an option to require Abbott to purchase up to $3 million of the Company's common stock at a price of $12 per share. In October 1999, the Company exercised such option for the entire $3 million of proceeds and, accordingly, issued 250,000 shares of its common stock to Abbott upon the Company's receipt of the proceeds in November 1999.

         In September 1996, William McLain, an officer of the Company, issued a note to the Company in the aggregate amount of $15,000, bearing an interest rate of 8% per annum. The balance due on the note was paid January 2000.

         In November 1999, William McLain and George Wallace, officers of the Company, exercised options in conformity with the Company's 1996 Stock Incentive Plan, resulting in the issuance of 39,925 shares of the Company's common stock to Mr. McLain and 16,705 shares of the Company's common stock to Mr. Wallace. Mr. McLain and Mr. Wallace issued full-recourse promissory notes to the Company, each bearing an interest rate of 5.47% per annum, in the amount of $213,544 and $79,920, respectively, each collateralized by such shares of the Company's common stock, due November 2002. In February 2001, Mr. Wallace repaid the principal and accrued interest of his note, which aggregated $85,128 at December 31, 2000.

         In April 2000, William McLain borrowed $65,307 from the Company and George Wallace borrowed $102,750 from the Company, which amounts were evidenced by full-recourse promissory notes issued to the Company by Mr. McLain and Mr. Wallace, each bearing an interest rate of 6.49% per annum. The note issued by Mr. McLain was collateralized by 39,925 shares of the Company's common stock, and the note issued by Mr. Wallace was collateralized by 41,080 shares of the Company's common stock. Certain interest payments on the notes were due in April of 2001 and 2002, with the remaining principal and interest due in April 2003. In January 2001, the Company and Mr. Wallace agreed to offset incentive compensation otherwise payable to him against all of the principal and accrued interest of his note, which aggregated $107,543 at December 31, 2000.


         In June 2000, Abbott and the Company entered into an agreement whereby Abbott agreed to pay to the Company an aggregate of $700,000 to engage and train its sales force.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board.

                                  PROPOSAL TWO

            APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
          INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
             COMMON STOCK THEREUNDER FROM 20,000,000 TO 35,000,000

GENERAL

         The Company's Certificate of Incorporation currently authorizes the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. In January 2001, the Board of Directors adopted a resolution approving, and declared advisable, subject to stockholder approval, an amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 20,000,000 to 35,000,000. No change is being proposed to the authorized number of shares of preferred stock. An increase in the authorized common stock is necessary to enable the Company to have a sufficient number of authorized and unissued shares of common stock for corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans. If the stockholders approve this proposal, the first sentence of the first paragraph of Article IV of the Company's Certificate of Incorporation would be amended to read in its entirety as follows:

         "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Forty Million (40,000,000) shares. Thirty-five Million (35,000,000) shares shall be Common Stock, $.001 par value and Five Million (5,000,000) shares shall be Preferred Stock, $.001 par value."

REASONS FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Company's reserve of authorized but unissued shares of common stock has been substantially depleted in recent years as a result of the Company's financing activities through the sale of common stock and the granting of stock options under the Company's stock option plans. As April 13, 2001, the Company was authorized to issue 20,000,000 shares of common stock and had 9,981,689 shares of common stock outstanding. The proposed amendment will increase the number of authorized shares of common stock from 20,000,000 to 35,000,000. In order to provide that the Company will have a sufficient number of authorized and unissued shares of common stock for corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans, the Board of Directors has decided to increase the number of authorized shares of common stock from 20,000,000 to 35,000,000. However, other than the shares of common stock the Company has reserved for issuance under its existing stock option plans, and the shares of common stock the Company intends to reserve for issuance under the 1996 Plan (as described in proposal 3 below), the Company currently has no specific commitments or agreements to issue any shares of common stock pursuant to any stock offerings, acquisitions, stock dividends or compensation plans. Also, while this is not the intent of this proposal, in addition to general corporate purposes, the proposed share increase can be used to make a change in control of the Company more difficult. See "Potential Anti-Takeover Effect of Authorized Securities" below.

         The additional shares of common stock for which authorization is sought would be identical to the shares of common stock of the Company authorized prior to approval of this proposal. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company.


         As of the record date, a total of 9,981,689 shares of common stock of the Company were issued and outstanding, and a total of 2,497,256 shares of common stock were committed for issuance pursuant to outstanding stock options and stock purchase rights under the Company's stock option plans and stock purchase plans. This total committed for issuance includes existing grants as well as shares available for grant under all of the Company's stock option plans, and including the 1996 Stock Incentive Plan and the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan. As of the record date, no shares of the Company's preferred stock, of which 5,000,000 shares are authorized, were issued or outstanding. No increase in the number of authorized shares of preferred stock of the Company is proposed or anticipated at the present time.


         If approved, the increased number of authorized shares of common stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under applicable stock exchange or stock market rules. The availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a special meeting, will restore the Company's flexibility to issue common stock to a level that the Board of Directors believes is advisable. However, except as described above, the Company currently has no specific commitments or agreements to issue any shares of common stock.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED SECURITIES

         The increase in the authorized common stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In this connection, the Board of Directors could issue shares of common stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the Company's Certificate of Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of common stock, to acquire control of the Company, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the common stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempt.

         The Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of preferred stock, all of which remain undesignated. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue the undesignated preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

         The Company is also governed by Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), which provides that certain "business combinations" between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an "interested stockholder" (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such stockholder became an "interested stockholder," unless certain exceptions apply. The term "business combination" is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an "interested stockholder's" percentage ownership of stock in a Delaware corporation.

         While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

BOARD OF DIRECTORS' RESERVATION OF RIGHTS

         The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this proposal, including without limitation editorial modifications or any other change to the amendment to the Company's Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.

NO DISSENTERS' RIGHTS

         Under Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to the proposal to amend the Company's Certificate of Incorporation.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

         Approval of the amendment to increase the number of authorized shares of common stock under the Company's Certificate of Incorporation will require the affirmative vote of a majority of the shares of common stock of the Company outstanding as of the record date. Proxies solicited by management for which no specific direction is included will be voted "FOR" the amendment to increase the number of authorized shares of common stock under the Company's certificate of incorporation from 20,000,000 to 35,000,000. THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER THE COMPANY'S CERTIFICATE OF INCORPORATION FROM 20,000,000 TO 35,000,000.

                                 PROPOSAL THREE

   AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF
        SHARES PURCHASABLE THEREUNDER FROM 2,500,000 TO 3,250,000 SHARES

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

         Approval of the amendments to the 1996 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the annual meeting of stockholders and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted "FOR" the amendment of the 1996 Plan to add 750,000 shares of common stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1996 PLAN.

DESCRIPTION OF THE 1996 PLAN

         The principal features of the 1996 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1996 Plan itself. Copies of the 1996 Plan can be obtained by writing to the Secretary, Micro Therapeutics Inc., 2 Goodyear, Irvine, California 92618.

1996 PLAN TERMS

         The Board of Directors adopted and the stockholders of the Company originally approved the 1996 Stock Incentive Plan (the "1996 Plan") in July 1996. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, or ERISA, and is not a qualified deferred compensation plan under Section 401(a) of the Code.

         At the time of its adoption, the 1996 Plan authorized the sale of up to 600,000 shares of common stock. On May 29, 1998 the Board of Directors and stockholders amended the 1996 Plan to increase the authorized number of shares of common stock issuable thereunder by 500,000 shares and to reserve the additional shares for issuance under the 1996 Plan, bringing the total number of shares of common stock subject to the 1996 Plan to 1,100,000. On May 27, 1999, the Board of Directors and the stockholders amended the 1996 Plan to increase the authorized number of shares of common stock issuable thereunder by 900,000 shares and to reserve the additional shares for issuance under the 1996 Plan, bringing the total number of shares of common stock subject to the 1996 Plan to 2,000,000. On September 25, 2000, the Board of Directors and Stockholders amended the 1996 Plan to increase the authorized number of shares of common stock issuable thereunder by 500,000 shares and to reserve the additional shares for issuance under the 1996 Plan, bringing the total number of shares of common stock subject to the 1996 Plan to 2,500,000.

         Incentive Options. Officers and other key employees of the Company or of any parent or subsidiary corporation of the Company, whether now existing or hereafter created or acquired (an "Affiliated Company") (including directors if they also are employees of the Company or an Affiliated Company), as may be determined by the Administrator, who qualify for incentive stock options under the applicable provisions of the Code, will be eligible for selection to receive incentive options under the 1996 Plan. An employee who has been granted an incentive option may, if otherwise eligible, be granted an additional incentive option or options and receive nonqualified options or restricted shares if the Administrator so determines. No incentive stock options may be granted to an optionee under the 1996 Plan if the aggregate fair market value (determined on the date of grant) of the stock with respect to which incentive stock options are exercisable by such optionee in any calendar year under the 1996 Plan of the Company and its affiliates exceeds $100,000.

         Nonqualified Options or Restricted Shares. Officers and other key employees of the Company or of an Affiliated Company, any member of the Board, whether or not he or she is employed by the Company, or consultants, business associates or others with important business relationships with the Company will be eligible to receive nonqualified options or restricted shares under the 1996 Plan. An individual who has been granted a nonqualified option or restricted shares may, if otherwise eligible, be granted an incentive option or an additional nonqualified option or options or restricted shares if the Administrator so determines.

         In no event may any individual be granted options under the 1996 Plan pursuant to which the aggregate number of shares that may be acquired thereunder during any calendar year exceeds 100,000 shares. As of April 13, 2001, approximately 94 persons were participating in the 1996 Plan.

         The 1996 Plan may be administered by either the Board of Directors or a committee appointed by the Board (the "Committee"). The Board has delegated administration of the 1996 Plan to the Compensation Committee, which is comprised of three non-employee directors, all of whom are eligible to participate in the 1996 Plan. Subject to the provisions of the 1996 Plan, the Committee has full authority to implement, administer and make all determinations necessary under the 1996 Plan. See "Directors' Fees" regarding the annual grant of options to non-employee directors.

         The exercise price of incentive stock options must at least be equal to the fair market value of a share of common stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). Nonqualified options shall have an exercise price of not less than 85% of the fair market value of a share of common stock on the date such option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). The exercise price of all options granted under the Plan to non-employee directors shall be 100% of the fair market value of the common stock on the date of grant, and all such options shall have a term of 10 years. Payment of the exercise price may be made in cash, by delivery of shares of the Company's common stock or, potentially, through the delivery of a promissory note. The Compensation Committee has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding common stock). Options are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within three months after termination of employment (one year for termination resulting from death or disability).

         The Board may from time to time alter, amend, suspend or terminate the 1996 Plan in such respects as the Board may deem advisable, provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share theretofore granted to such person without his or her consent. Unless previously terminated by the Board, the 1996 Plan will terminate on August 1, 2006.

NEW PLAN BENEFITS

         The Company believes that the benefits or amounts that have been received or will be received by any participant under the 1996 Plan cannot be determined.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF 1996 PLAN

         The following is a summary of certain federal income tax consequences of participation in the 1996 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 1996 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

         Incentive Options. No taxable income will be recognized by an optionee under the 1996 Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee's death) before the expiration of either of the one-year or two-year periods described above will constitute a "disqualifying disposition." A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an incentive option.

         The exercise of an incentive option may result in items of "tax preference" for purposes of the "alternative minimum tax." Alternative minimum tax is imposed on an individual's income only if the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the optionee's regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

         Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee, up to the number of the old shares exchanged, will have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee's basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

         Restricted Stock. If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event will occur on each date the participant's ownership rights vest (e.g., when the Company's repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant's basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized.

         If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by the Company, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

TAX WITHHOLDING

         Under the 1996 Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any options exercised or restricted stock granted under the 1996 Plan. To the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (i) directing the Company to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (ii) delivering to the Company shares of common stock owned by the participant.

                                  PROPOSAL FOUR

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2001, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

         The affirmative vote of a majority of the outstanding shares of common stock present or represented at the annual meeting of stockholders and entitled to vote will be required to approve this proposal.

         PricewaterhouseCoopers LLP has audited the Company's financial statements annually since its fiscal year ended December 31, 1996. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT FEES

         The total fees billed for professional services rendered for the audit of the Company's annual financial statements included in the Company's report on Form 10-KSB, and the reviews of the financial statements included in the Company's reports on Form 10-QSB, were $68,050 for the year ended December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         PricewaterhouseCoopers LLP did not perform any services or bill any fees for direct or indirect operation and/or supervision of the operation of the Company's information system, management of the Company's local area network, and/or designing or implementing a hardware or software system that aggregates source data underlying the financial statement or generates information that is significant to the Company's financial statements taken as a whole for the year ended December 31, 2000.

ALL OTHER FEES

         The total fees billed for all other services rendered were $65,510 for the year ended December 31, 2000.

         The audit committee has considered whether the provision of other services, including tax services, is compatible with maintaining
PricewaterhouseCoopers LLP's independence.

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

         Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the annual meeting of stockholders and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted "FOR" the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors. THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                              STOCKHOLDER PROPOSALS


         Any stockholder desiring to submit a proposal for action at the Company's 2002 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 7, 2002, which is 120 calendar days prior to the anniversary of this year's mailing date in order to be considered for possible inclusion in the proxy statement for that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

         SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the 2002 Annual Meeting of Stockholders is March 23, 2002 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's 2002 Annual Meeting of Stockholders.


         The Company was not notified of any stockholder proposals to be addressed at the 2001 Annual Meeting of Stockholders. Because the Company was not provided notice of any stockholder proposal to be included in the proxy statement within a reasonable time before mailing, the Company will be allowed to use its voting authority if any stockholder proposals are raised at the meeting.


                                  OTHER MATTERS

         Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                              By Order of the Board of Directors

                                              /s/ JOHN RUSH
                                              John Rush
                                              Chief Executive Officer, President
                                              and Director



May 8, 2001

         The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2000 is being mailed concurrently with this Proxy Statement to all stockholders of record as of April 13, 2001. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

PROXY                       MICRO THERAPEUTICS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               ANNUAL MEETING OF THE STOCKHOLDERS - MAY 31, 2001


    The undersigned hereby nominates, constitutes and appoints John Rush and Harold Hurwitz, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of MICRO THERAPEUTICS, INC. which the undersigned is entitled to represent and vote at the 2001 Annual Meeting of Stockholders of the Company to be held at 2 Goodyear, Irvine, California 92618 on May 31, 2001, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:


           THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

1.  ELECTION OF DIRECTORS:

[ ] FOR all nominees listed below                           [ ] WITHHOLD AUTHORITY to vote for all
    (except as marked to the contrary below)                    nominees listed below

  Election of the following nominees as directors: George Wallace, John Rush, Dick Allen, Kim Blickenstaff, W. James Fitzsimmons and Samuel Navarro.


(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)


--------------------------------------------------------------------------------

2. Amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock thereunder from 20,000,000 to 35,000,000:
                  [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

3. Amendment to the 1996 Stock Incentive Plan to increase the number of shares subject thereto by 750,000 to a total of 3,250,000:

                  [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

4.  Ratification of PricewaterhouseCoopers LLP as independent auditors:

                  [ ] FOR         [ ] AGAINST        [ ] ABSTAIN

In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

       IMPORTANT--PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

    The shares represented by this Proxy will be voted as directed by the stockholder. Where no direction is given, such shares will be voted "FOR" the Election of the Directors named on the reverse side of this Proxy, "FOR" Amendment to the Company's Certificate of Incorporation, "FOR" the Amendment of the 1996 Stock Incentive Plan and "FOR" Ratification of PricewaterhouseCoopers LLP as Independent Auditors.

                                                     Date                   2001
                                                          ----------------,

                                                     ---------------------------
                                                     (Signature of stockholder)

                                                     Please sign your name
                                                     exactly as it appears
                                                     hereon. Executors,
                                                     administrators, guardians,
                                                     officers of corporations
                                                     and others signing in a
                                                     fiduciary capacity should
                                                     state their full titles as
                                                     such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN
         THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.